Execution Version

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this "Agreement") is entered into as of September 12, 2022 (the "Amendment Date"), between Alpine Summit Funding LLC, a Delaware limited liability company (the "Issuer"), and HB2 Origination, LLC, a Delaware limited liability company (the "Manager").  The Manager and the Issuer may be referred to herein collectively as the "Parties" and each as a "Party".

WHEREAS, Manager and Issuer entered into (a) that certain Asset Purchase Agreement, dated as of April 29, 2022 (the "Initial Asset Purchase Agreement"), and (b) certain Conveyances (as defined in the Initial Asset Purchase Agreement), pursuant to which the Issuer has purchased and acquired certain Wellbore Interests (as defined in the Initial Asset Purchase Agreement) from the Manager, as further described in the Initial Asset Purchase Agreement and the Conveyances delivered pursuant thereto (collectively, the "Initial Asset Transfer Documents") and upon the terms and subject to the conditions described therein;

WHEREAS, the Issuer and the Manager entered into that certain Management Services Agreement, dated as of April 29, 2022 (the "Initial Management Services Agreement"), to provide for, among other things, the performance by the Manager of certain of the Issuer's duties and obligations related to the ownership of the Assets acquired pursuant to the Initial Asset Purchase Agreement, in each case, upon the terms and subject to the conditions described therein;

WHEREAS, Manager and Issuer have entered into (a) that certain Asset Purchase Agreement, dated as of the Amendment Date (the "Second Asset Purchase Agreement" and, together with the Initial Asset Purchase Agreement, the "Asset Purchase Agreements"), and (b) certain Conveyances (as defined in the Second Asset Purchase Agreement), pursuant to which the Issuer has purchased and acquired certain additional Wellbore Interests (as defined in the Second Asset Purchase Agreement) from the Manager, as further described in the Second Asset Purchase Agreement and the Conveyances delivered pursuant thereto (collectively, the "Second Asset Transfer Documents" and, together with the Initial Asset Transfer Documents, the "Asset Transfer Documents") and upon the terms and subject to the conditions described therein;

WHEREAS, the Issuer and the Manager desire to amend and restate the Initial Management Services Agreement to also provide for, among other things, the performance by the Manager of certain of the Issuer's duties and obligations related to the ownership of the Assets acquired pursuant to the Second Asset Purchase Agreement (in addition to the Assets acquired pursuant to the Initial Asset Purchase Agreement), in each case, upon the terms and subject to the conditions described herein;

WHEREAS, the compensation arrangements set forth in this Agreement are designed to compensate the Manager for the Services (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, the receipt and sufficiency of which are hereby acknowledged, the Manager and the Issuer hereby agree as follows:

1. Engagement.  The Issuer hereby engages the Manager, and the Manager hereby agrees, to perform, or to cause to be performed, the Services during the Term, subject to and in accordance with the Management Standards and the terms of this Agreement.  The Issuer shall furnish the Manager with any powers of attorney and other documents necessary or appropriate to enable the Manager to carry out the Services.

2. Services of the Manager.

(a) During the Term, the Manager shall have full power and authority to, and shall, in its commercially reasonable discretion in accordance with the Management Standards and the terms of this Agreement, take (or refrain from taking) any and all actions which the Manager determines to be necessary or desirable in connection with the performance of the Services, and such actions shall be for the sole benefit of, and on behalf of, the Issuer.

(b) As part of the Services, the Manager shall respond on behalf of the Issuer to any proposal regarding joint operations, proposed Well joint costs, Well elections, or requests for authorization for expenditure, including capital expenditures (as such term is defined in accordance with the applicable Accounting Standard), in each case pursuant to the terms of the applicable operating, unitization, or communitization agreements or pooling orders (each such proposal, election, or request, an "AFE") for any Well received by the Issuer from any Working Interest owner in the Assets or the operator of any Well (including an Operator) under the terms of any operating agreement or in accordance with applicable Law.  Subject to the remaining terms of this Section 2, in the event the Issuer receives from any Person (including an Operator) an AFE for any workover, refrac, rework, or extension (including lateral extensions of any Well to the extent permitted under the applicable operating, unitization, or communitization agreement or pooling order), the Manager shall review such AFE and, acting in accordance with the Management Standards and the Manager's good faith determination that participating (or not participating) in the operation covered by such AFE (an "AFE Operation") would be in the best interest of the Issuer and would not (as of the date such determination is made) reasonably be expected to adversely affect the Issuer or the Noteholders or the Hedge Counterparties, on behalf of the Issuer elect whether (a) to consent or non-consent to participation in such AFE Operation ("Consent Election"); and (b) if applicable, to participate for the Issuer's share of any other non-consenting Working Interest owners' interest in such AFE Operation ("Additional Interest Election" and, together with the Consent Election, the "Elections").  The Manager shall make Elections on behalf of the Issuer within the required time period set forth in the applicable proposal or as otherwise required under the underlying contract containing such obligation, subject to the Manager's obligations under Section 2(e).

(c) If the Manager determines that it is in the best interest of the Issuer, pursuant to Section 2(b), to participate in an AFE Operation or, if applicable, participate for the Issuer's share of any other non-consenting Working Interest owners, and, at the time of such Election, the Issuer has adequate Excess Funds available to pay for all of the Issuer's costs set forth in the applicable AFE for such AFE Operation, then the Issuer shall be solely responsible for all costs and expenses related to the operations contemplated in such AFE.

(d) If the Manager determines that it is in the best interest of the Issuer, pursuant to Section 2(b), to participate in an AFE Operation or, if applicable, participate for the Issuer's share of any other non-consenting Working Interest owners, but, at the time of such Election, the Issuer does not have adequate Excess Funds available to pay for all of the Issuer's costs set forth in the applicable AFE for such AFE Operation, then, subject to Section 2(e), the Manager may elect one of the following options:

(i) elect, on behalf of the Issuer, to non-consent the AFE Operation and/or not participate in the Additional Interest Election;

(ii) if (x) the Election is not a Material Election or, if a Material Election, the Manager determines in its reasonable judgement that the Issuer is reasonably expected to recover any AFE Cover Amount within six (6) months (taking into consideration any non-consent penalties) or (y) the Manager otherwise requests consent from the Noteholders as contemplated by Section 2(e) and the Majority Noteholders provide or are deemed to have provided their consent pursuant to Section 2(e), then, in either such case, elect, on behalf of the Issuer, to consent to such AFE Operation and/or participate in the Additional Interest Election, in which case, (A) the Issuer shall pay any amounts owed by it with respect to such AFE Operation up to the amount of any available unused Excess Funds, (B) the Manager shall advance the costs owed by the Issuer with respect to such AFE Operation (including, as applicable, the amounts necessary for an Additional Interest Election) that are in excess of the amount paid by the Issuer under clause (A) (if any) (the "AFE Cover Amount"), and (C) the Manager shall be entitled to recover such AFE Cover Amount by receiving (as part of the reimbursement for Direct Expenses hereunder, and treated as an Administrative Expense under the Indenture) each following month (as permitted under the Indenture), until the Manager has been reimbursed the full AFE Cover Amount, payments on account of such AFE Cover Amount from the Issuer pursuant to Section 8.06 of the Indenture; or

(iii) if (x) the Election is a Material Election, (y) the Manager determines in its reasonable judgement that the Issuer is not reasonably expected to recover any AFE Cover Amount within six (6) months (taking into consideration any non-consent penalties) and (z) the Manager requests consent from the Noteholders as contemplated by Section 2(e) and the Majority Noteholders do not provide and are not deemed to have provided their consent pursuant to Section 2(e), then, elect to purchase from the Issuer the Well subject to such AFE, in which case, (A) the Manager will consent, on behalf of the Issuer, to such AFE Operation, (B) the Manager will pay to the applicable operator or Working Interest owner all costs owed by the Issuer under such AFE and will not be entitled to compensation from the Issuer for those costs, (C) the Manager will pay to the Issuer the then applicable Buy-Out Price for the affected Well and (D) the Issuer shall assign to the Manager (or its designated Affiliate) all right, title, and interest in and to such Well and related Wellbore Interests pursuant to an assignment and bill of sale substantially in the form of the Conveyances and free and clear of any Encumbrances (as defined in the Asset Purchase Agreements) by, through, or under the Issuer, but not otherwise (any such Well and related Wellbore Interests so purchased by the Manager, "Repurchased Interests").

(e) If the Issuer's total share of estimated costs associated with any Election as set forth in the applicable AFE, as determined as of the date such Election is made, exceeds $325,000, net to the Issuer's interest (a "Material Election"), then the Manager shall not be permitted to affirmatively consent or non-consent, on behalf of the Issuer, to such Election without the Majority Noteholders' written consent or, as provided in this Section 2(e), deemed consent; provided, however, the Manager may elect to consent to any Material Election if the amounts owed under the applicable AFE are paid solely out of Excess Funds or if the Manager makes an election in accordance with the requirements of Section 2(d)(iii).  Promptly, and in no event more than five (5) Business Days following the Manager's receipt of any AFE for which a Material Election would apply or in respect of which Manager otherwise seeks the consent of the Majority Noteholders, the Manager shall provide written notice (an "AFE Notice") to the Indenture Trustee and the Back-Up Manager regarding such Election (i) enclosing the AFE and all material information supplied to or otherwise available to the Issuer with respect to that AFE, including the amount of the Issuer's Working Interest and Net Revenue Interest in the Well to which the AFE relates, and the amount of the Issuer's estimated share of the cost of the AFE Operation or the amount estimated to be paid with respect to the Additional Interest Election, as applicable, (ii) identifying the deadline for the Issuer to respond to the AFE (the "AFE Deadline"), (iii) identifying the Manager's recommendation as to whether the Issuer should consent or non-consent to the applicable AFE Operation and/or, if applicable, to participate in or not participate in a related Additional Interest Election, (iv) identifying the amount of Excess Funds estimated to be available at the Issuer to pay for any affirmative Election, and (v) if applicable, identifying the Manager's election under Section 2(d).  On or prior to the earlier of (A) five (5) Business Days following the Manager's providing the AFE Notice to the Indenture Trustee and (B) one (1) Business Day prior to the AFE Deadline (so long as the Manager provided the AFE Notice to the Indenture Trustee two (2) Business Days prior to the AFE Deadline), the Majority Noteholders shall provide the Manager with written notice of consent to or rejection of Manager's proposal.  If the Majority Noteholders fail to timely respond to any AFE Notice, then the Majority Noteholders shall be deemed to have consented to the Manager's proposal (and, if applicable, the Manager's election under Section 2(d)) and the Manager shall be permitted to make the Election (on the Issuer's behalf) to participate or not participate and take such related actions as were proposed in the applicable AFE Notice (including any purchase of the applicable Wellbore Interests by the Manager pursuant to an election under Section 2(d)(iii)), subject, in each case, to the satisfaction of any other applicable requirements for such Election contained in Section 2(d), except that the Majority Noteholders shall not be deemed to have consented to Manager's proposal and Manager shall not be permitted to make the Election (on the Issuer's behalf) to participate in the proposed operations contemplated in the applicable AFE Notice unless the applicable AFE Notice includes bold, capitalized text stating that the failure to respond by the applicable date will be deemed consent.

(f) Manager shall initiate the recordation or filing of the documents listed on Exhibit D (collectively, the "Recorded Documents") with the applicable recording or filing offices set forth on Exhibit D, (i) in the case of Part I of Exhibit D, within twenty-one (21) days following the Closing of the Initial Asset Purchase Agreement, and (ii) in the case of Part II of Exhibit D, within twenty-one (21) days following the Closing of the Second Asset Purchase Agreement; provided, that, to the extent after such initial delivery the applicable recording or filing office has returned, rejected or otherwise failed to record or file any of the Recorded Documents, the Manager shall continue to expeditiously cause the recording or filing of the Recorded Documents as soon as practicable thereafter; provided, further, that with respect to the UCC-3 assignments to be filed in connection with certain of the State UCC filings set forth at the end of each subpart of Exhibit D, each such UCC-3 assignment shall be filed promptly upon receipt of evidence of receipt of the immediately prior UCC filing, in sequential order with respect to each such State UCC filing and applicable assignments.  The filings to be made in county records will be made in the following order for each jurisdiction: (1) Mortgage Releases, (2) Precautionary Mortgages, (3) Assignments and Bills of Sale, (4) Mortgages, and (5) JOA Recording Supplements.  The State UCC filings to be made that are listed at the end of each subpart of Exhibit D will be filed with the UCC-3 partial release filings made first, if applicable, and any UCC-1 filings made after such UCC-3 partial release filings, and with any applicable UCC-3 assignments made after such UCC-1 filings in the order provided in such subpart of Exhibit D, in each case, in the applicable jurisdiction.  Within ten (10) Business Days of each calendar month, Manager shall provide counsel to the Noteholders copies of Recorded Documents received during the immediately preceding calendar month.

(g) Reserved.

(h) Upon the written request of the Majority Noteholders, from time to time, the Manager (i) shall cause the Issuer to enforce any audit rights under the Joint Operating Agreement or any Existing JOA (as defined in the Joint Operating Agreement) to which the Issuer is a party, and (ii) shall engage on behalf of the Issuer such third party consultants, as may be reasonably acceptable to the Majority Noteholders, to undertake such audits.  Further, the Manager shall determine in good faith, in accordance with the Management Standards, and in accordance with the best interest of the Issuer, whether to, on behalf of the Issuer, diligently pursue and enforce any rights implicated by the findings of such audits.  For the avoidance of doubt, the Back-Up Manager shall be under no obligation to conduct any audit; provided, however, in the event that the Back-Up Manager serves as the Interim Successor Manager (as such term is defined in the Back-Up Management Agreement), or, if applicable, the Successor Manager, the Back-Up Manager may engage an auditor to undertake an audit in connection with the foregoing provided that such audit shall be at the Issuer's expense and treated as an Administrative Expense under the Indenture.

3. General Provisions.

(a) Standard of Service.  The Services shall be provided (i)(A) to the extent applicable, in substantially the same manner as they have been performed by the Manager (or its Affiliates) or, as applicable, by the applicable Operator, in each case, with respect to the respective Assets during the 12-month period immediately preceding the Closing of the Asset Purchase Agreement pursuant to which such Assets were acquired by Issuer and (B) otherwise, or to the extent of any applicable changed circumstances, consistent with such standards as the Manager would implement or observe if the Assets were owned by the Manager at such time, in each case, including with respect to the nature, timing, quality, and manner of such Services, and (ii) in accordance with Section 9, the Applicable Contracts, and prudent industry practices (the "Management Standards").

(b) Personnel.  The Manager shall provide, to the extent necessary to perform the Services, sufficient numbers of its or its Affiliates' personnel, including (if necessary) its contractors or consultants (collectively, "Representatives"), to conduct the Services.  The Issuer may consult with the Manager's Representatives who are providing the Services, and the Manager shall make such Representatives reasonably available to the Issuer for such consulting until the end of the Term.

(c) Direction of Services.  Except with respect to the means or method by which Manager performs the Services (which will at all times be subject to the direction or control of Manager), and subject to Section 11, the provision of the Services hereunder is at all times subject to the direction of the Issuer.

4. No Investment Advice.  In its capacity as manager of the Issuer, the Manager shall not provide any investment advice to the Issuer, nor shall its responsibilities under this Agreement include (or be deemed to include) the duties or responsibilities of an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules thereunder.  Nothing herein shall be deemed to create an advisory relationship between the Manager and the Issuer.

5. Management Fee; Expense Reimbursement.

(a) Management Fee.  In consideration for the Services to be provided by the Manager hereunder, on each Payment Date (as defined in the Indenture), the Manager shall be paid pursuant to and in accordance Section 8.06 of the Indenture, a monthly fee equal to $41,666.67 for the preceding Collection Period (as defined in the Indenture) (the "Management Fee").  Other than the Management Fee and the amounts that the Issuer is expressly required to pay the Manager, in its capacity as such, under this Agreement, the Issuer shall not be charged hereunder for any of the Manager's or its Affiliates' general and administrative expenses or overhead.  In addition to the Manager's right to net and set off amounts owing to the Issuer against any Third Party Operator Expenses as set forth in Section 5(b) below, all payments of fees and expenses of the Manager hereunder shall be paid pursuant to and in accordance with Section 8.06 of the Indenture.

(b) Expense Reimbursement.  The Manager shall be reimbursed for all reasonable and documented out of pocket third party fees and expenses (other than Non-Reimbursable Expenses), without any markup, as have been incurred by the Manager and its Group Members in connection with ascertaining the Manager's duties in respect of, and rendering, the Services in accordance with the terms of this Agreement (including costs and expenses related to tax compliance and services, preparation of reserve reports, title work, accounting services, legal services, Third Party Operator Expenses, and AFE Cover Amounts) (collectively, the "Direct Expenses") in accordance with Section 8.06 of the Indenture; provided, however, and notwithstanding the foregoing, and as provided in and subject to the terms of Part 5 of the definition of Management Services on Exhibit A and the terms of Articles XVI.I.2, XVI.I.3, XVI.I.4, and XVI.O of the Joint Operating Agreement as and to the extent incorporated herein as provided in Exhibit A), the Manager shall also have the right to net or set off (and retain as reimbursement or pay to the applicable Third Party Operator) the Issuer's share of proceeds of production from the Wellbore Interests against Third Party Operator Expenses due under the applicable Existing JOAs or similar agreements with the applicable Third Party Operators.  Except for and without limiting Manager's right to net and set off amounts owing to the Issuer against any Third Party Operator Expenses as set forth above in this Section 5(b), Direct Expenses shall be treated as Administrative Expenses under the Indenture.

6. Monthly Statements.

(a) From and after the date of this Agreement, in accordance with Section 8.08(d) of the Indenture, the Manager shall submit to the Issuer and the Indenture Trustee (with a copy to the Back-Up Manager) an invoice (each a "Monthly Invoice") setting forth (i) the Management Fee (or portion thereof) due for the next succeeding calendar month during the Term and (ii) any Direct Expenses incurred and paid by the Manager during any prior month during the Term (to the extent the same has not been accounted for in a prior Monthly Invoice) and accompanied by such supporting documentation in Manager's possession regarding the nature, purpose, payee, and amount of such Direct Expenses as shall be reasonably requested by the Issuer, the Indenture Trustee, or the Back-Up Manager.  In addition, the Manager will provide to the parties set forth above in this Section 6(a) a summary of any costs of approved AFEs that have been deducted from cash due to the Issuer.

(b) All amounts due to the Manager under this Agreement, unless netted and set off by the Manager as and to the extent permitted in Section 5(b), shall be paid by the Paying Agent (as defined in the Indenture) on behalf of the Indenture Trustee in accordance with Section 8.06 of the Indenture.

(c) The Parties shall seek to resolve all disputes regarding Monthly Invoices expeditiously and in good faith and the Issuer shall pay all undisputed amounts, unless netted and set off by the Manager as and to the extent permitted in Section 5(b), in accordance with Section 8.06 of the Indenture. The Manager shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

7. Term; Manager Termination Event; Termination.

(a) This Agreement shall continue in full force and effect until the earlier of (i) the final payment or other liquidation of the last Asset and (ii) satisfaction and discharge of the Indenture pursuant to Section 11.01 of the Indenture (the "Term"); provided that solely upon the occurrence and during the continuance of a Manager Termination Event, the Indenture Trustee (at the direction of the Majority Noteholders) or the Majority Noteholders shall have the right to terminate this Agreement and thereby end the Term, subject to the provisions of Section 7(e) of this Agreement, upon delivery of written notice of such termination (a "Termination Notice") to the Manager and the Back-Up Manager. No termination of this Agreement, whether pursuant to this Section 7 or otherwise, shall affect the Issuer's obligations with respect to the payment of any fees (including Management Fees), costs or expenses incurred, paid by, or owed to the Manager in rendering Services hereunder and not reimbursed or paid by the Issuer as of the effective date of such termination or any rights or obligations of the Manager or the Issuer under Section 14 (as it relates to events and circumstances which occurred prior to the effective date of such termination) or under Section 7(e).  This Section 7, Section 5(b), Sections 14 through 17, and Sections 20 through 35 shall survive any termination of this Agreement; provided that Sections 14 through 16 shall only survive in so far as they relate to events and circumstances which occurred prior to the effective date of such termination.

(b) Upon receipt by the Manager of a Termination Notice, all rights, powers, duties, obligations, and responsibilities of the Manager, in its capacity as such, under this Agreement and the other Basic Documents (other than with respect to the payment of any amounts owed the Manager or any claims of Manager hereunder or its obligations with respect to Disentanglement), including with respect to the Issuer Accounts (as defined in the Indenture) or otherwise, will vest in and be assumed by the successor Manager hereunder (the "Successor Manager"). If no Successor Manager has been appointed by the Majority Noteholders, then the Back-Up Manager will serve as the Interim Successor Manager (as such term is defined in the Back-Up Management Agreement) and will work with the Majority Noteholders to implement the Transition Plan (as defined in the Back-Up Management Agreement) until a Successor Manager (other than the Back-Up Manager) has been appointed.

(c) From and during the continuation of a Manager Termination Event, each of the Issuer and the Indenture Trustee are hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Manager, as attorney-in-fact or otherwise, all documents and other instruments, and to do or accomplish all other acts or take other measures necessary or appropriate, to effect such vesting and assumption by the Successor Manager.

(d) Following the delivery of a Termination Notice to the Manager pursuant to Section 7(a), the Manager shall reasonably cooperate with the Indenture Trustee, the Issuer, and the Back-Up Manager to effectuate a transfer of the Services and otherwise promptly take all reasonable actions required to assist in effecting a complete transition and shall transfer to the Issuer or any other Person entitled thereto all Collateral, if any, held by the Manager and copies of any and all Asset Records and Issuer Books and Records in its control.

(e) Upon the termination of the Manager following a Manager Termination Event, the Manager will (i) reasonably assist the Back-Up Manager in providing the Hot Back-Up Management Duties (as defined in the Back-Up Management Agreement) until a Successor Manager (other than the Back-Up Manager) is appointed, (ii) reasonably cooperate with the Back-Up Manager, the Majority Noteholders, the Indenture Trustee, and the Majority Noteholders in connection with the implementation of a Transition Plan (as defined in the Back-Up Management Agreement) and the complete transition to a Successor Manager, without interruption or adverse impact on the provision of Services (the "Disentanglement"), and (iii) use its commercially reasonable efforts to not materially reduce the existing staff and resources of the Manager devoted to or shared with the provision of the Services prior to the date of any notice of termination and allow reasonable access to the Manager's premises, systems, and offices during the Disentanglement Period (as defined below) (such activities described in the foregoing clauses (i) through (iii), inclusive, being referred to as "Continuity of Services"). The Manager will reasonably cooperate with the Successor Manager and otherwise promptly take all actions required to assist in effecting a complete Disentanglement and will follow any reasonable directions that may be provided by the Back-Up Manager, the Majority Noteholders, the Indenture Trustee, and the Majority Noteholders for purposes of such Disentanglement. The Manager will provide all information in its control and assistance regarding the terminated Services as is reasonably required for Disentanglement and Continuity of Services, including reasonable data conversion and migration services, interface specifications, and related services. All services relating to Disentanglement and Continuity of Services, including all reasonable training for personnel of the Back-Up Manager (including in its capacity as the Interim Successor Manager (as such term is defined in the Back-Up Management Agreement)), the Successor Manager, or the Successor Manager's designated alternate service provider in the performance of the applicable Services, will be deemed a part of the Services to be performed by the Manager. So long as the Manager continues to provide the Services (whether or not the Manager has been terminated as Manager) during the period commencing on the (A) delivery of a termination notice to the Manager or (B) delivery of a resignation notice by the Manager and ending on the date on which a Successor Manager or the re-engaged Manager assumes all of the obligations of the Manager under the Management Agreement and provision of Continuity of Services ceases (such period, the "Disentanglement Period"), the Manager will continue to be paid the Management Fee. The Manager will also be entitled to reimbursement of (and, in the case of Third Party Operator Expenses, to net and set off as and to the extent permitted in Section 5(b)) its Direct Expenses incurred in the provision of any Disentanglement services or other Continuity of Services.

8. Reserved.

9. Compliance with Laws.  In the performance of Services pursuant to this Agreement, Manager will comply with applicable Laws.  The Manager will use its best efforts to remedy (as promptly as reasonably practicable) any violation of any such applicable Law by the Manager of which it has Knowledge.  The Manager will within five (5) Business Days notify the Issuer, the Back-Up Manager, a Responsible Officer of the Indenture Trustee, and the Majority Noteholders of any violation of applicable Law by the Manager in the performance of the Services pursuant to this Agreement of which the Manager has Knowledge, and the Manager will transmit promptly to the Issuer, the Back-Up Manager, a Responsible Officer of the Indenture Trustee, and the Majority Noteholders a copy of any citation or other written communication received by the Manager from any third party setting forth any such violation.

10. Separateness.  The Manager will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due and payable (subject, however, to the right of Manager to contest payment of the same by appropriate proceedings, diligently conducted, and without limitation of its right to reimbursement therefor as and to the extent provided in Section 5(b)), except for amounts paid or to be paid on the Issuer's behalf pursuant to contractual arrangements providing for operating, maintenance, or administrative services (including pursuant to the Joint Operating Agreement as well as including any Third Party Operator Expenses), which amounts will be paid from the Issuer's assets.  The Manager will observe all limited liability company or organizational formalities and maintain books, records, financial statements, and bank accounts separate from those of the Issuer.  The Manager will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from the Issuer.  The Manager will conduct and operate its business in its own name.  The Manager will hold all of its assets in its own name and will not commingle its funds and other assets with the funds and other assets of the Issuer, except as otherwise permitted by the Basic Documents (including the Joint Operating Agreement).  The Manager will not conduct the business of or act on behalf of the Issuer except as permitted by this Agreement or the Joint Operating Agreement.

11. Emergencies.  Notwithstanding anything to the contrary in this Agreement, if the Manager reasonably believes there is any emergency which could cause actual or imminent harm to or loss of life of any person, material damage to any Asset, liabilities arising under violations of Law, or a discharge of materials or other environmental damage, then the Manager may in the exercise of its reasonable discretion and at the Issuer's expense, act for and on behalf of the Issuer in any manner reasonably necessary or useful under the circumstances without the necessity of giving prior notice to the Issuer, the Indenture Trustee, or the Noteholders or receiving any approval or consent from the Issuer, the Indenture Trustee, or the Noteholders.  If Manager takes any such action pursuant to this Section 11, then the Manager will promptly notify the Issuer and the Back-Up Manager of such emergency and of the actions and/or expenditures approved by the Manager as soon thereafter as is reasonably practicable.

12. Manager's Insurance.  The Manager will at all times maintain such insurance and in such amounts as described on Exhibit B and such additional insurance as would reasonably be obtained with respect to the Assets and business of the Issuer, as determined by the Manager in accordance with the Management Standards.  Such insurance shall be maintained with financially sound and reputable insurance companies.  The Issuer will be named as an additional insured in respect of all such insurance policies maintained by Manager pursuant to this Section 12, with waiver of subrogation.

13. Responsibility.  All matters pertaining to the employment, supervision, compensation, promotion, and discharge of any employees or personnel of the Manager or its Affiliates are the responsibility of the Manager, which is (or its Affiliate is) in all respects the employer of any such employees.  All such employment arrangements are solely the concern of the Manager and, if applicable, its Affiliates, and the Issuer will have no liability or control (other than as provided for in the Basic Documents) with respect thereto.  Nothing in this Section 13 limits the Manager's obligations or liabilities under this Agreement.

14. Indemnification; Specific Performance.

(a) Issuer Indemnification.  Subject to and without limiting any rights of the Issuer under the Asset Purchase Agreements or any other Basic Document, the Issuer agrees to indemnify and hold harmless the Manager and each of the Manager's Group Members (each, a "Manager Indemnified Party") against and from any and all loss, liability, suits, claims, costs, damages, and expenses (including reasonable and documented attorneys' fees and disbursements) related to the acts and omissions of the Manager in providing the Services to the extent under and in accordance with the terms of this Agreement or as otherwise specifically required to be borne by Manager pursuant to the terms of this Agreement; provided that the Issuer shall have no duty to indemnify the Manager Indemnified Parties (x) to the extent the foregoing result from the fraud, negligence, or willful misconduct of any Manager Indemnified Party, (y) in respect of  any cost or expense for which the Manager is already compensated through payment of the Management Fee or other cost and expense reimbursement pursuant to the provisions of this Agreement, or in respect of any Non-Reimbursable Expenses, or (z) in respect of any loss, liability, suit, claim, cost, damage, or expense for which Manager is required to indemnify an Issuer Group Member in accordance with Section 14(b) or pursuant to any other Basic Document.

(b) Manager Indemnification.  The Manager agrees to indemnify and hold harmless the Issuer, the Back-Up Manager, and the Indenture Trustee and each of the Issuer's Group Members (each, an "Issuer Indemnified Party" and, together with each Manager Indemnified Party, each an "Indemnified Party") against and from any and all loss, liability, suits, claims, costs, damages, and expenses (including reasonable and documented attorneys' fees and disbursements) arising directly from, or relating to, (i) the failure of the Manager to perform or observe its obligations, in its capacity as the Manager, under this Agreement or any other Basic Document, (ii) the breach by the Manager of any representation, warranty or covenant made by the Manager, in its capacity as the Manager, under this Agreement or any other Basic Document, (iii) the Manager's bad faith, gross negligence or willful misconduct in the performance of its duties, in its capacity as the Manager, under this Agreement or any other Basic Document, or (iv) any inaccurate or incomplete information provided by the Manager (excluding information created or provided by any third party), in its capacity as the Manager, and included in any notice, certificate, or other document delivered by the Manager, in its capacity as such, pursuant to the other Basic Documents; provided that Manager shall have no duty to indemnify the Indenture Trustee or the Back-Up Manager to the extent the foregoing result from or are due to (x) a failure of the Indenture Trustee or the Back-Up Manager (or any of their respective Group Members) to perform under this Agreement or any other Basic Document due to such party's bad faith, gross negligence, or willful misconduct or (y) the bad faith, gross negligence, or willful misconduct of the Indenture Trustee or the Back-Up Manager or any of their respective Group Members.

(c) Neither this Section 14 nor any other provision of this Agreement shall limit or restrict the rights of the Issuer or the Manager, other than in its capacity as Manager, including any and all rights to indemnification, under the Basic Documents.

(d) In addition to its rights under Section 14(b), the Issuer shall be entitled to specifically enforce the performance by the Manager of its obligations under this Agreement, including the re-performance (if reasonably possible) by the Manager in accordance with this Agreement of any Service that is performed other than in accordance with this Agreement.

15. Third Party Claims.  If a claim by a third party is made against an Indemnified Party and if such Indemnified Party intends to seek indemnity with respect thereto under Section 14 (each, a "Third Party Claim"), then such Indemnified Party shall promptly notify the Party which the Indemnified Party asserts is obligated to indemnify the Indemnified Party pursuant to this Section 14 (the "Indemnifying Party") of such claim in writing, setting out in reasonable detail a description of the facts underlying such Third Party Claim and enclosing a copy of all papers (if any) served with respect to the Third Party Claim.  The Indemnifying Party shall have thirty (30) days after receipt of such notice to notify the Indemnified Party that it will, and to commence to, undertake, conduct, and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that the Indemnifying Party shall permit the Indemnified Party to participate in (but not control) such settlement or defense through counsel chosen by such Indemnified Party at the expense of such Indemnified Party; provided, further that, to the extent that the Indemnified Party reasonably appears to have defenses available to it that are different from or additional to those available to the Indemnifying Party, the assertion of such different or additional defenses by such counsel shall be at the expense of the Indemnifying Party.  So long as the Indemnifying Party, at its own cost and expense, (a) has within such thirty (30) days notified the Indemnified Party that it will, and has commenced to, undertake the defense of, and has agreed to assume full responsibility for (subject to the terms and limitations contained in this Agreement), such Third Party Claim, (b) is reasonably contesting such Third Party Claim in good faith by appropriate proceedings timely initiated and diligently conducted or is reasonably attempting to settle such Third Party Claim, and (c) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary, if applicable, to prevent foreclosure of a lien against or attachment of the property of the Indemnified Party for payment of such Third Party Claim, the Indemnified Party shall not pay or settle any such Third Party Claim without the written consent of the Indemnifying Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof (unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any material right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed).  Notwithstanding compliance by the Indemnifying Party with the preceding sentence, if the Indemnified Party pays or settles any such claim without the written consent of the Indemnifying Party and the Indemnifying Party is in material compliance with the preceding sentence at the time of such payment or settlement by the Indemnified Party, then the Indemnifying Party shall have no responsibility to make any payment or reimbursement with respect to such Third Party Claim or the settlement thereof.  If, within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder in respect of a Third Party Claim, the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects, at its cost and expense, to undertake the defense thereof and assume full responsibility with respect thereto (subject to the terms and limitations contained in this Agreement), or if the Indemnifying Party gives such notice and thereafter fails to contest or attempt to settle such Third Party Claim in good faith or to take such action as may reasonably be necessary, if applicable, to prevent foreclosure of a lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to defend, prosecute, contest, settle, or compromise the claim and shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

16. Direct Claims.  In the case of a claim for indemnification under Section 14(a) or 14(b) which is not based upon a Third Party Claim (a "Claim"), the Indemnified Party shall deliver to the Indemnifying Party a notice in writing describing in reasonable detail the facts giving rise to such Claim, the basis upon which indemnification is being sought, and the estimated amount of liabilities (if known or reasonably capable of estimation) attributable to such Claim.  The Indemnifying Party shall have thirty (30) days (or if such breach or liabilities cannot be cured within 30 days, such longer period as is reasonably necessary to cure, so long as the Indemnifying Party is using good faith efforts to cure) from its receipt of such notice to (a) cure the liabilities complained of, (b) admit its liability for such liabilities or (c) dispute the Claim for such liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the liabilities complained of, that it admits its liability for such liabilities, or that it disputes the Claim for such liabilities, then the Indemnifying Party shall be deemed to have denied liability with respect to such matter.  If the Indemnifying Party does not admit or otherwise does deny its liability against a direct Claim for indemnification by an Indemnified Party within the thirty (30) day time period set forth in this Section 16, then the Indemnified Party shall diligently and in good faith pursue its rights and remedies under this Agreement, at law or in equity with respect to such Claim, or will withdraw such Claim.

17. Limitations on Liability. No Indemnified Party shall be entitled to recover from any Party any consequential (which, for clarity, shall not be construed to include actual direct damages), indirect, special, punitive, exemplary, remote, or speculative damages arising under or in connection with this Agreement or the provision of Services hereunder.  Each Party waives (for itself and on behalf of its respective Indemnified Parties) any right to recover any consequential (which, for clarity, shall not be construed to include actual direct damages), indirect, special, punitive, exemplary, remote, or speculative damages arising in connection with or with respect to this Agreement or the provision of Services hereunder, in each case, except to the extent constituting actual direct damages. The limitations in this Section 17 shall not be applicable to the extent that a third party has made claims against an Indemnified Party for any consequential, indirect, special, punitive, exemplary, remote, or speculative damages arising under or in connection with this Agreement or the provision of Services hereunder.  In addition the amount of any damages for which any of the Issuer Indemnified Parties or Manager Indemnified Parties is entitled to indemnification under this Agreement shall be reduced by any corresponding insurance proceeds actually received by any such Indemnified Party under any insurance arrangements.

18. Representations and Warranties.  As of the date hereof, the Manager represents and warrants to the Issuer that:

(a) The Manager is duly qualified to do business in each jurisdiction where the Assets are located.  This Agreement and each Basic Document to which it is a party in its capacity as the Manager (and transactions contemplated under the Basic Documents to the extent applicable to the Manager in its capacity as such) have been duly and validly authorized by all necessary limited liability company action on the part of the Manager and constitutes the legal, valid, and binding obligation of the Manager, enforceable against the Manager in accordance with their terms.  The Manager has all requisite power and authority to enter into and consummate the transactions contemplated by this Agreement.

(b) Neither the execution and delivery by the Manager of this Agreement or, in its capacity as the Manager, any Basic Document to which it is a party nor the consummation or performance of the transactions contemplated hereby by the Manager shall (i) contravene, conflict with, or result in a violation of any provision of the organizational or other governing documents of Manager or any material agreement or other material instrument to which it is a party or which is applicable to any of its assets, (ii) contravene, conflict with, or result in a violation of any resolution adopted by the board of managers or members (or similar governing body) of Manager or (iii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge the transactions contemplated hereby, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Law to which the Manager may be subject.

(c) Other than as set forth on Schedule 3.05 to any Asset Purchase Agreement, there is no suit, action or litigation by any Person by or before any Governmental Body, and no arbitration proceedings, (in each case) pending, or to the Manager's Knowledge, threatened, against the Manager that would have the effect of preventing, delaying, making illegal, or otherwise interfering with the Manager's ability to perform its obligations under this Agreement or, in its capacity as the Manager, any other Basic Document to which it is a party.

(d) No consent, approval, authorization, or order of any Governmental Body is required for the consummation by the Manager of the transactions contemplated herein, except for those consents, approvals, authorizations, or orders that previously have been obtained or cannot be obtained prior to the actual performance by the Manager of its obligations under this Agreement and except where the lack of such consent, approval, authorization, or order would not have a Material Adverse Effect.

19. Manager as Independent Contractor.  The Manager and the Issuer agree that the Manager shall perform the Services hereunder as an independent contractor, with the Manager retaining control over and responsibility for its own operations and personnel. Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment, or any other relationship between the Manager and the Issuer other than the independent contractor contractual relationship established hereby. The Manager owns, operates, manages, acquires, and sells assets, including wellbore interests and hydrocarbons, other than those owned, operated, and managed by the Issuer, and, for the avoidance of doubt, nothing in this Agreement shall be construed to prevent the Manager or any of its Affiliates from owning, operating, managing, acquiring, or selling assets of any kind for its or their own account or for the account of others (other than the Issuer) at any time.  Without limiting the Manager's duties and obligations as set forth in this Agreement, the Manager and the Issuer agree that the Manager owes no fiduciary duties or trust obligations of any nature with respect to the Assets or to the Issuer.  Neither the Manager nor its directors, officers, or employees shall be considered employees or agents of the Issuer as a result of this Agreement nor shall any of them have authority to contract in the name of or bind the Issuer, except as expressly agreed to in writing by the Issuer.

20. Force Majeure.  Each Party shall be excused from performance and shall not be considered to be in default with respect to any obligation hereunder, except the obligation to comply with Laws, to segregate funds as required hereunder, or any payment or indemnity obligations, if and to the extent that its failure of, or delay in, performance is due to a Force Majeure Event; provided, that: (a) such Party gives the other Party written notice describing the particulars of the Force Majeure Event as soon as is reasonably practicable, but no later than two (2) Business Days after Knowledge of the occurrence of the Force Majeure Event; (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; (c) no obligations of such Party that arose before the occurrence causing the suspension of performance shall be excused as a result of the occurrence; (d) such Party uses best efforts to overcome or mitigate the effects of such occurrence; and (e) when such Party is able to resume performance of its obligations under this Agreement, such Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder.

21. Definitions.  As used in this Agreement, the following terms shall have the meanings given to such terms in this Section 21.  To the extent a term is used but not defined herein, it shall have the meaning set forth in the Indenture.

(a) "Accounting Standard" means, with respect to a Person, (a) United States generally accepted accounting principles ("GAAP"); or (b) International Financial Reporting Standards ("IFRS"), depending on which accounting standard is normally applied by such Person with respect to the filing of its reporting, as applicable, in each case, consistently applied.

(b) "Additional Interest Election" has the meaning set forth in Section 2(b).

(c) "Administrative Expenses" has the meaning given to such term in the Indenture.

(d) "AFE" has the meaning set forth in Section 2(b).

(e) "AFE Cover Amount" has the meaning set forth in Section 2(d)(ii).

(f) "AFE Deadline" has the meaning set forth in Section 2(e).

(g) "AFE Notice" has the meaning set forth in Section 2(e).

(h) "AFE Operation" has the meaning set forth in Section 2(b).

(i) "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, "control" (including, with it correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership interests, by contract or otherwise).  For purposes of this Agreement, the Issuer and its subsidiaries, on the one hand, and Manager and its subsidiaries (other than the Issuer and its subsidiaries), on the other hand, shall not be considered Affiliates of one another, and none of the Operators (or any of their subsidiaries), HB2 Energy, Inc. (or any of its parent entities), or any natural person who is a direct owner of equity interests of the Manager are Affiliates of either Party.

(j) "Agreement" has the meaning set forth in the Preamble to this Agreement.

(k) "Alpine Parties" has the meaning given to such term in the Indenture.

(l) "Amendment Date" has the meaning set forth in the Preamble to this Agreement.

(m)  "Applicable Contracts" has the meaning set forth in Exhibit A.

(n) "Asset Purchase Agreements" has the meaning set forth in the Recitals of this Agreement.

(o) "Asset Records" has the meaning set forth in Exhibit A.

(p) "Asset Services" has the meaning set forth in Exhibit A.

(q) "Asset Transfer Documents" has the meaning set forth in the Recitals of this Agreement.

(r) "Assets" means, collectively, the "Wellbore Interests" under and as defined in each of the Conveyances.

(s) "Back-Up Management Agreement" has the meaning given to such term in the Indenture.

(t) "Back-Up Manager" has the meaning given such term in the Indenture.

(u) "Bankrupt" means, with respect to any Person: (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person's filing an answer consenting to or acquiescing in any such petition; (ii) the making by such Person of any assignment for the benefit of its creditors or the written or judicial admission by a Person of its inability generally to pay its debts as they mature; or (iii) the expiration of 60 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 60-day period.

(v) "Basic Documents" has the meaning given to such term in the Indenture.

(w) "Business" has the meaning set forth in Exhibit A.

(x) "Business Day" means a day other than a Saturday, Sunday or other day on which banks in New York City or Houston, Texas are authorized or required by Law to close.

(y) "Buy-Out Price" has, with respect to any Wellbore Interest, the meaning given to such term in the Asset Purchase Agreement pursuant to which such Wellbore Interest was acquired by the Issuer.

(z) "Change of Control" has the meaning given to such term in the Indenture.

(aa) "Claim" has the meaning set forth in Section 16.

(bb) "Closing" has, with respect to an Asset Purchase Agreement and the Assets acquired by the Issuer pursuant thereto, the meaning given to such term in such Asset Purchase Agreement.

(cc) "Collateral" has the meaning given to such term in the Indenture.

(dd) "Collection Account" has the meaning given to such term in the Indenture.

(ee) "Consent Election" has the meaning set forth in Section 2(b).

(ff) "Consolidated Borrowed Debt" means, when determined, the total debt for borrowed money of the Manager, the Issuer, and each of their direct and indirect Subsidiaries (as defined in the Indenture), on a consolidated basis, as determined in accordance with the applicable Accounting Standard (including, for the avoidance of doubt, the Notes).

(gg) "Consolidated Total Assets" means, when determined, the total assets of the Manager, the Issuer, and each of their respective direct and indirect Subsidiaries (as defined in the Indenture), on a consolidated basis, as determined in accordance with the applicable Accounting Standard.

(hh) "Conveyances" means, collectively, the "Conveyances" under and as defined in each of the Asset Purchase Agreements.

(ii) "Debtor Relief Laws" means (i) the United States Bankruptcy Code and (ii) all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, suspension of payments, adjustment of debt, marshalling of assets or similar debtor relief Laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.

(jj) "Direct Expenses" has the meaning set forth in Section 5(b).

(kk) "Disentanglement" has the meaning set forth in Section 7(e).

(ll) "Elections" has the meaning set forth in Section 2(b).

(mm) "Excess Funds" has the meaning given to such term in the Indenture.

(nn) "Existing JOA" has the meaning given to such term in the Joint Operating Agreement.

(oo) "Force Majeure Event" means any condition, event or circumstance, if, and only to the extent: (i) such condition, event or circumstance is not within the reasonable control of the Party affected; (ii) such condition, event or circumstance, despite the exercise of reasonable diligence, could not be prevented, avoided or removed by such Party or was not reasonably foreseeable; (iii) such condition, event or circumstance has a material adverse effect on the ability of the affected Party to fulfil its obligations under this Agreement; (iv) such condition, event or circumstance is not the result of any failure of the affected Party or any of its Affiliates to perform any of its obligations under a Basic Document or Applicable Contract; and (v) such condition, event or circumstance arose after the Closing of the Initial Asset Purchase Agreement (with respect to Assets acquired under the Initial Asset Purchase Agreement) or after the Closing of the Second Asset Purchase Agreement (with respect to Assets under the Second Asset Purchase Agreement).

(pp) "Governmental Body" has the meaning set forth in the Indenture.

(qq) "Group Member" means, with respect to a Person, such Person, its Affiliates, and its and their respective members, managers, directors, officers, agents, representatives and employees; provided that Manager is not a Group Member of Issuer.

(rr) "Indemnified Party" has the meaning set forth in Section 14(b).

(ss) "Indemnifying Party" has the meaning set forth in Section 15.

(tt) "Indenture" means that certain Amended and Restated Indenture dated of even date herewith by and between the Issuer and UMB Bank, N.A., as indenture trustee (the "Indenture Trustee").

(uu) "Initial Asset Purchase Agreement" has the meaning set forth in the Recitals of this Agreement.

(vv) "Initial Asset Transfer Documents" has the meaning set forth in the Recitals of this Agreement.

(ww) "Issuer" has the meaning set forth in the Preamble to this Agreement.

(xx) "Issuer Books and Records" means, collectively, the "Issuer Books and Records" under and as defined in each of the Asset Purchase Agreements.

(yy) "Issuer Indemnified Party" has the meaning set forth in Section 14(b).

(zz) "Joint Operating Agreement" has the meaning set forth in the Indenture.

(aaa) "Key Person" means Craig Perry (President and Chief Executive Officer), Darren Moulds (Chief Financial Officer), William Wicker (Chief Investment Officer), Michael McCoy (Chief Operating Officer), Reagan Brown (Chief Administrative Officer), Chrystie Holmstrom (Chief Legal Officer), and Chris Nilan (Senior Managing Director).

(bbb) "Key Person Event" means any circumstance whereby either (a) Craig Perry ceases to be the President and Chief Executive Officer of the Manager or (b) three or more of the seven (7) Key Persons cease to be an officer of Manager (each a "Retiring Key Person") for a period longer than sixty (60) consecutive days, and by the end of the Replacement Period the Manager does not employ a total of at least four (4) Key Persons and/or Replacement Key Persons.

(ccc) "Knowledge" has the meaning set forth in the Indenture.

(ddd) "Laws" and "laws" has the meaning set forth in the Indenture.

(eee) "Majority Noteholders" has the meaning given to such term in the Indenture.

(fff) "Management Fee" has the meaning set forth in Section 5(a).

(ggg) "Management Services" has the meaning set forth in Exhibit A.

(hhh) "Management Standards" has the meaning set forth in Section 3(a).

(iii) "Manager" has the meaning set forth in the Preamble to this Agreement.

(jjj) "Manager Indemnified Party" has the meaning set forth in Section 14(a).

(kkk) "Manager Termination Event" means the occurrence of one or more of the following:

(i) any Alpine Party becomes Bankrupt;

(ii) any Alpine Party dissolves, liquidates, or terminates its existence;

(iii) any failure by the Manager to remit to the Issuer (or cause to be remitted) funds received by the Manager or Manager's Affiliates and required to be remitted to the Issuer pursuant to this Agreement within two (2) Business Days of the date such funds are required to be remitted or caused to be remitted by the Manager, in its capacity as such, in accordance with the Basic Documents;

(iv) any failure of the Manager to provide any certificate or report required to be provided by the Manager, in its capacity as such, pursuant to any Basic Document within the later of (A) thirty (30) Business Days of its due date and (B) provided that the Manager has not failed on more than two (2) occasions during the Term to provide any such certificate or report within thirty (30) Business Days of its due date, two (2) Business Days following the date on which the Manager has received from the Issuer, the Indenture Trustee, or a Noteholder a written notice of such failure and requiring the same to be remedied;

(v) a breach of a representation or warranty of the Manager in this Agreement or, to the extent made in its capacity as the Manager, any other Basic Documents to which it is a party which proves to have been incorrect in any material respect (disregarding any materiality or knowledge qualifier included therein) as of the time when the same shall have been made, or a default by the Manager in the due performance and observance of any covenant (other than those specified in clauses (iii) or (iv) of this definition) set forth in this Agreement or, to the extent made in its capacity as the Manager, any other Basic Document to which it is a party and, in each case, such default shall continue or not be cured or remedied, or the circumstance or condition in respect of which such representation or warranty was incorrect in any material respect shall not have been eliminated or otherwise cured or remedied, within the longer of (A) any applicable grace or cure periods provided for in the applicable Basic Document or (B) if no such other specific grace or cure period is provided in the applicable Basic Document, a period of thirty (30) days (subject to the proviso below), in the case of each of the foregoing clauses (A) and (B), after the earlier of (1) the date on which the Manager or any Affiliate has actual Knowledge of such default or breach and (2) the date on which the Manager or an Affiliate has been notified thereof in writing by the Issuer, the Indenture Trustee, or a Noteholder requiring the same to be remedied; provided, however, where clause (v)(B) of this definition is applicable, as long as the Manager is diligently attempting to cure such breach or default (so long as such failure or breach or default is capable of being cured), such cure period shall be extended by an additional period as may be required to cure such breach or default, but in no event more than an additional sixty (60) days;

(vi) any final, non-appealable order against the Manager decreeing the dissolution of the Manager is entered that is in effect for more than ten (10) Business Days;

(vii) a final, non-appealable judgment for an amount in excess of $5,000,000 (exclusive of any portion thereof which is insured) is rendered against the Manager or Parent and has not been paid when due or otherwise discharged or stayed;

(viii) an acceleration of more than $5,000,000 of the Indebtedness for borrowed money of the Manager or Parent, which Indebtedness for borrowed money has not been paid when due or otherwise discharged or which acceleration has not been rescinded and annulled;

(ix) the report furnished pursuant to Section 8.08 of the Indenture showing (A) the Consolidated Total Assets as of the last day of the most recent calendar quarter ending prior to the Amendment Date fails to show, as of the date reflected in such report, Consolidated Total Assets of at least $100,000,000 or (B) the Consolidated Total Assets less the Consolidated Borrowed Debt as of the last day of the most recent calendar quarter ending after the Amendment Date fails to show, as of the date reflected in such report, a difference between (1) Consolidated Total Assets less (2) Consolidated Borrowed Debt of at least $100,000,000; provided, however, that if any such report does not meet the foregoing requirements, the direct and indirect equity owners of the Manager may cure such default by contributing cash to make up any such shortfall within 45 days after the delivery of such report;

(x) (A) this Agreement or a material portion thereof ceases to be in full force and effect or enforceable in accordance with its terms (other than in accordance with the express termination provisions hereof) and such cessation or unenforceability would have a Material Adverse Effect or (B) the Manager asserts as much (whether or not as to such effect) in writing (other than following a termination of this Agreement pursuant to the express provisions hereof); and/or

(xi) any Change of Control (other than a Permitted Change of Control) shall occur.

(lll) "Material Adverse Effect" means a material adverse effect on the ability of the Manager to perform any material obligation under this Agreement or, in its capacity as the Manager, any other Basic Document.

(mmm)  "Material Election" has the meaning set forth in Section 2(e).

(nnn) "Monthly Invoice" has the meaning set forth in Section 6(a).

(ooo) "Mortgages" has the meaning given to such term in the Indenture.

(ppp) "Net Revenue Interest" has the meaning given to such term in the Asset Purchase Agreements.

(qqq) "Non-Reimbursable Expenses" has the meaning set forth in Exhibit C.

(rrr) "Noteholder" has the meaning given to such term in the Indenture.

(sss) "Oil & Gas Company" means an entity engaged in one or more of the businesses having an NAICS code beginning with 21, 22 or 324.

(ttt) "Operator" has the meaning given to such term in the Joint Operating Agreement.

(uuu) "Party" and "Parties" have the meaning set forth in the Preamble to this Agreement.

(vvv) "Permitted Change of Control" means any Change of Control with respect to which each of the following have been satisfied:

(i) the Alpine Parties shall have delivered to the Issuer and the Indenture Trustee a written certification reaffirming the obligations of each Alpine Party under the Basic Documents to which it is a party pursuant to a certification reasonably acceptable to the Majority Noteholders;

(ii) no Material Event (as defined in the Indenture) shall have occurred and will not occur with the passage of time, and will not occur due to such Change of Control; and

(iii) at least one of the following conditions has been satisfied: (A) no Key Person Event has occurred within twelve (12) months of the date of such Change of Control or will occur in connection with such Change of Control; or (B) the acquirer is a publicly traded Oil & Gas Company with an enterprise value of at least $1.0 billion; or (C) the Majority Noteholders consent to such Change of Control (such consent not to be unreasonably withheld, conditioned, or delayed).

(www) "Person" has the meaning given to such term in the Indenture.

(xxx) "Precautionary Mortgages" has the meaning given to such term in the Indenture.

(yyy) "Recorded Documents" has the meaning set forth in Section 2(f).

(zzz) "Replacement Key Person" means any of: (i) any person that has been an officer, vice president, or other senior position of the Manager or any of its oil and gas subsidiaries for at least two (2) years as of such date, (ii) any person that has previously served as a senior executive of any private oil and gas company with an enterprise value of over $500,000,000 or of a public oil and gas company, (iii) any person that has at least ten (10) years' experience in a role substantially similar to that of the Key Person being replaced, or (iv) any other person that is acceptable to the Majority Noteholders in their reasonable discretion.

(aaaa) "Replacement Period" means the one hundred twenty (120) day period following the date when the third (3rd) Key Person becomes a Retiring Key Person.

(bbbb) "Representatives" has the meaning set forth in Section 3(b).

(cccc) "Retiring Key Person" has the meaning set forth in the definition of "Key Person Event".

(dddd) "Second Asset Purchase Agreement" has the meaning set forth in the Recitals of this Agreement.

(eeee) "Second Asset Transfer Documents" has the meaning set forth in the Recitals of this Agreement.

(ffff)  "Services" has the meaning set forth in Exhibit A.

(gggg) "Successor Manager" has the meaning set forth in Section 7(b).

(hhhh) "Term" has the meaning set forth in Section 7(a).

(iiii) "Termination Notice" has the meaning set forth in Section 7(a).

(jjjj) "Third Party Claim" has the meaning set forth in Section 15.

(kkkk) "Third Party Operator" has the meaning given to such term in the Indenture.

(llll) "Third Party Operator Expenses" means the amount of operating expenses and capital expenses payable or paid to Third Party Operators and chargeable to the Issuer's account with respect to the Wellbore Interests, including Asset Taxes, Burdens, lease operating expenses, capital expenditure projects and workovers; provided, however, Third Party Operator Expenses exclude any such amounts constituting AFE Cover Amounts (but which AFE Cover Amounts, for clarity, still constitute Direct Expenses and Administrative Expenses).

(mmmm) "Wellbore Interests" means, collectively, the "Wellbore Interests" under and as defined in each of the Asset Purchase Agreements.

(nnnn) "Wellbore Lease Rights" means, collectively, the "Wellbore Lease Rights" under and as defined in each of the Asset Purchase Agreements.

(oooo) "Wells" means, collectively, the "Wells" under and as defined in each of the Asset Purchase Agreements.

(pppp) "Working Interest" has the meaning given to such term in the Asset Purchase Agreements.

22. Article and Section Headings, Construction.  The headings of Sections, Article, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  Unless expressly provided to the contrary, all references to "Section", "Article", "Exhibit", or "Schedule" refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement.  Unless expressly provided to the contrary, the words "hereunder", "hereof", "herein", and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement.  Unless expressly provided to the contrary, any reference to any Law or agreement shall refer to such Law or agreement, as may be amended, restated, supplemented, or otherwise modified from time to time and, for any such agreement, shall include any appendices, schedules, exhibits, and side letters executed in connection therewith.  Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined.  All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require.  Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms and (in its various forms) means including without limitation.  With respect to the determination of any period of time, the word "from" means "from and including", and the words "to" and "until" each means "to but excluding".  The word "will" shall be construed to have the same meaning and effect as the word "shall".

23. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given for all purposes hereof if (a) delivered in Person, by courier or by registered or certified United States mail to the Person to be notified, with receipt obtained, or (b) sent by e-mail transmission, with acknowledgement of receipt obtained (provided that the receiving Party shall be obligated to affirmatively acknowledge receipt via reply e-mail promptly following receipt of such notice or communication), in each case to the appropriate address or number as set forth below (or at such other address or number for a Party as shall be specified by like notice).  Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by e-mail transmission after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt.  Until changed pursuant to the foregoing, notices to the Parties shall be addressed as follows:

(i) If to the Manager, addressed to:

HB2 Origination, LLC

3322 West End Avenue, Suite 450

Nashville, TN 37203

Attention:

Email:

With a copy to:

HB2 Origination, LLC

3322 West End Avenue, Suite 450

Nashville, TN 37203

Attention:

Email:

(ii) If to the Issuer, addressed to:

Alpine Summit Funding LLC

c/o HB2 Origination, LLC

3322 West End Avenue, Suite 450

Nashville, TN 37203

Attention:

Email:

With a copy to:

HB2 Origination, LLC

3322 West End Avenue, Suite 450

Nashville, TN 37203

Attention:

Email:

(iii) If to the Indenture Trustee, addressed to:

UMB Bank, N.A.

100 William Street, Suite 1850

New York, NY 10038

Attention: ABS Structured Finance

Email:

24. Entire Agreement; Amendments.  This Agreement and the other Basic Documents contain the entire agreement among the Parties with respect to the subject matter hereof and thereof, and there are no agreements, understandings, representations, or warranties among the Parties other than those set forth or referred to herein or therein.  This Agreement may not be waived, modified, or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought and, to the extent required under the Indenture, with the consent of the Majority Noteholders.

25. Waiver of Breach.  The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.  Any waiver of a provision hereunder by the Issuer shall require the consent of the Majority Noteholders.

26. Assignment.  Neither the Manager nor the Issuer may assign its rights or obligations under this Agreement without the express written consent of the other and the consent of the Majority Noteholders; provided that the Manager may assign its rights or obligations under this Agreement to any of its Affiliates (other than the Issuer or any of the Issuer's subsidiaries) without the express written consent of the Issuer but with the consent of the Majority Noteholders; provided that no assignment by the Manager will release Manager from its obligations hereunder.  Notwithstanding the foregoing, the Manager hereby consents to the pledge and assignment by the Issuer to the Indenture Trustee of the Issuer's rights under this Agreement as more particularly set forth in the Indenture.

27. Successors and Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns.  The Indenture Trustee and the Back-Up Manager shall each be a third-party beneficiary to this Agreement and may enforce the provisions hereof as if it were a party hereto.

28. Counterparts.  This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or other electronic imaging means (including by .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.  Each of the Parties agrees that the transaction consisting of this Agreement may be conducted by electronic means. Each Party agrees, and acknowledges that it is such Party's intent, that if such Party signs this Agreement using an electronic signature, it is signing, adopting, and accepting this Agreement and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper. Each Party acknowledges that it is being provided with an electronic or paper copy of this Agreement in a usable format.

29. GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIMS, PROCEEDINGS, ACTIONS OR DISPUTES WITH RESPECT THERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  EACH PARTY TO THIS AGREEMENT SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS.  EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS.  A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.  IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

30. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER, BASED UPON OR ARISING IN CONNECTION WITH ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF, OR OTHERWISE RELATING TO THE PERFORMANCE OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS UNDER THIS AGREEMENT AND THE ASSET TRANSFER DOCUMENTS.

31. No Strict Construction.  Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of this Agreement.  This Agreement is the result of arm's-length negotiations from equal bargaining positions.  This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

32. Severability.  Any provision of this Agreement held to be invalid, illegal, or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

33. No Recourse.  Notwithstanding any provisions herein to the contrary, all of the obligations of the Issuer under this Agreement are nonrecourse obligations of the Issuer payable solely from the Collateral in accordance with the priorities set forth in Section 8.06 of the Indenture, and following realization of the Collateral and its reduction to zero, any claims of a Person against the Issuer under this Agreement shall be extinguished and shall not thereafter revive.  It is understood that the foregoing provision shall not limit the right of any Person claiming hereunder to name the Issuer as a party defendant in any proceeding or in the exercise of any other remedy, so long as no judgment in the nature of a deficiency judgment shall be asked for or (if obtained) enforced against the Issuer. In addition, none of the Manager Indemnified Parties other than the Manager shall have any liability to any of the Issuer Indemnified Parties hereunder, and none of the Issuer Indemnified Parties other than the Issuer shall have any liability to any of the Manager Indemnified Parties hereunder.

34. Non-Petition Covenant.  To the fullest extent permitted by Law and notwithstanding any prior termination of this Agreement, the Manager agrees that, solely in its capacity as a creditor of the Issuer, it shall not file, commence, join, or acquiesce in a petition or proceeding, or cause the Issuer to file, commence, join, or acquiesce in an involuntary petition or proceeding, that causes (a) the Issuer to be a debtor under any Debtor Relief Law or (b) a trustee, conservator, receiver, liquidator, or similar official to be appointed for the Issuer or any substantial part of its property.

35. Conflict with Joint Operating Agreement.  Notwithstanding anything herein to the contrary, no provision in this Agreement, express or implied, shall enlarge, restrict, or otherwise modify the terms of the Joint Operating Agreement or constitute a waiver or release by either of the Issuer or the Manager of any liability, duty, obligation, or commitment imposed or right conferred upon it by the terms of the Joint Operating Agreement.  In the event of a conflict between the terms of this Agreement and the terms of the Joint Operating Agreement, the terms of the Joint Operating Agreement shall prevail.  For the avoidance of doubt, notwithstanding anything herein to the contrary, (a) none of the payments made by the Issuer to the Manager under this Agreement will constitute payment for services provided under the Joint Operating Agreement and (b) none of the services or charges which the Operators provide or make with respect to the Assets as "Operator" under the Joint Operating Agreement will be considered Services or Direct Expenses, respectively, under this Agreement irrespective of the nature of such services or charges.  The relationship and agreement between Ironroc Energy Partners LLC and Ageron Ironroc Energy, LLC, each as "Operator", and Alpine Summit Funding LLC, as "Non-Operator", under the Joint Operating Agreement is intended to be separate and distinct from the relationship and agreement between HB2 Origination, LLC, as the "Manager", and Alpine Summit Funding LLC, as the "Issuer", under this Agreement.  Any obligations, service, or right of the Operators under the Joint Operating Agreement shall not be considered "Services" hereunder.

[Remainder of page intentionally left blank]

Execution Version

IN WITNESS WHEREOF, the parties have caused this Management Services Agreement to be duly executed and delivered on the date and year first above written.

ALPINE SUMMIT FUNDING LLC, as Issuer

By:	/s/ Craig Perry
Craig Perry
President and Chief Executive Officer

HB2 ORIGINATION, LLC, as Manager

By:	/s/ Craig Perry
Craig Perry
President and Chief Executive Officer

[Signature Page to Amended and Restated Management Services Agreement]